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EXHIBIT 99.2


Thursday April 26, 9:25 am Eastern Time
Press Release

SHAREHOLDERS OF NETSOL INTERNATIONAL, INC. FORM NETSOL SHAREHOLDERS GROUP, LLC TO EXPLORE AVAILABLE OPTIONS TO MAXIMIZE SHAREHOLDER VALUE

     LAS VEGAS--(BUSINESS WIRE)--April 26, 2001--A group of shareholders holding over 25% of the outstanding shares of NetSol International, Inc. (Nasdaq:NTWK) today announced that they are not satisfied with current management of the company, and have formed NetSol Shareholders Group, LLC for the purpose of exploring available options. Options under consideration include replacing some or all of the current Board of Directors and executive officers of NetSol with a new management team, merging with or being acquired by another corporation, and attracting additional shareholders, business partners or other investors for purposes of generating additional financing to acquire control of the company.

     The shareholders, including Blue Water Partners which holds over 21% of the outstanding shares, Dr. Henry Vogel, who owns approximately 6% and PSM International Limited which owns approximately 1%, have filed a Schedule 13D with the Securities and Exchange Commission describing the members of the shareholder group and their intended course of action.

Forward-Looking Statements

     This press release contains predictions, estimates and other forward-looking statements which include, but are not limited to, statements regarding the likelihood and timing of the closing. These statements are subject to risks and uncertainties and actual results may differ materially from any future performance suggested above. The parties issuing the release undertake no obligation to publicly release any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

         Greenberg Traurig, LLP, Santa Monica, Calif.
         John C. Kirkland, Esq., 310/586-7738
         kirklandj@gtlaw.com